                                  SCHEDULE 14A INFORMATION


    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant  / /

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           NORTHBAY FINANCIAL CORPORATION
------------------------------------------------------------------------------
                         (Name of Registrant as Specified In Its Charter)

                         NORTHBAY FINANCIAL CORPORATION
-------------------------------------------------------------------------------
                          (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

/x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
    14a- 6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange
    Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules
    14a-6(i)(4) and 0-  11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)   Proposed maximum aggregate value of transaction:


  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

Notes:








                            September 19, 1995





Dear Stockholder:

     We invite you to attend the Annual Meeting of Stockholders of Northbay Financial Corporation to be held at the Petaluma Plaza North Office of Northbay Savings Bank, 311 North McDowell Boulevard, Petaluma, California on Wednesday, October 18, 1995 at 2:00 p.m., local time.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Corporation. Directors and officers of the Corporation as well as representatives of KPMG Peat Marwick LLP, the Corporation's independent auditors, will be present to respond to any questions the stockholders may have.

     ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND
RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. Your vote is important, regardless of the number of shares you own. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

                              Sincerely,


                              /s/ Herold Mahoney

                              Herold Mahoney
                              Chairman of the Board
                                and President

                       NORTHBAY FINANCIAL CORPORATION
                              1360 Redwood Way
                        Petaluma, California  94954
                               (707) 792-7400


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       To Be Held on October 18, 1995


   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Meeting") of Northbay Financial Corporation (the "Corporation"), will be held at the Petaluma Plaza North Office of Northbay Savings Bank, 311 North McDowell Boulevard, Petaluma, California at 2:00 p.m. on Wednesday, October 18, 1995.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

          1.   The election of two directors of the Corporation;

          2. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Corporation for the fiscal year ending June 30, 1996; and

          3. The transaction of such other matters as may properly come before the Meeting or any adjournments thereof.

    The Board of Directors is not aware of any other business to come before the Meeting.

    Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Stockholders of record at the close of business on August 23, 1995, are the stockholders entitled to vote at the Meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the Meeting will be available for stockholders at the offices of the Company during the ten days prior to the Meeting, as well as at the Meeting.

     You are requested to fill in and sign the enclosed form of Proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Donald P. Ramatici

                              DONALD P. RAMATICI
                              SECRETARY
Petaluma, California
September 19, 1995




IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                              PROXY STATEMENT
                                    OF
                      NORTHBAY FINANCIAL CORPORATION
                             1360 REDWOOD WAY
                        PETALUMA, CALIFORNIA 94954

                      ANNUAL MEETING OF STOCKHOLDERS
                             October 18, 1995





General

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Northbay Financial Corporation (the "Corporation"), the holding company for Northbay Savings Bank, F.S.B. (the "Bank"), to be used at the Annual Meeting of Stockholders of the Corporation (the "Meeting") which will be held at the Petaluma Plaza North Office of Northbay Savings Bank, 311 North McDowell Boulevard, Petaluma, California on Wednesday, October 18, 1995, at 2:00 p.m., local time. The accompanying notice of meeting and this Proxy Statement are being first mailed to stockholders on or about September 19, 1995.



Voting and Revocability of Proxies

     Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to Donald P. Ramatici, Secretary of the Corporation, at the address shown above, by filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting or by attending the Meeting and voting in person. Proxies solicited by the Board of Directors of the Corporation will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted for the nominees for directors set forth below and in favor of each of the other proposals set forth in this Proxy Statement for consideration at the Meeting. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the Meeting.

     Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter shall be the act of the stockholders. Proxies marked to abstain with respect to a proposal have the same effect as votes against the proposal. Broker non-votes have no effect on the vote.

Voting Securities and Security Ownership

     Stockholders of record as of the close of business on August 23, 1995, are entitled to one vote for each share then held. As of August 23, 1995, the Corporation had 2,750,522 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding will be necessary to constitute a quorum at the Meeting. Abstentions and proxies received as broker non-votes are counted for purposes of determining a quorum.

     Persons and groups owning in excess of 5% of the Corporation's Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").
Based upon such reports, management knows of no persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock at August 23, 1995. At that date, a total of 37,911 shares, or 1.37%, of the Common Stock were beneficially owned by Granville I. Stark, Senior Vice President of the Corporation, and a total of 655,208 shares, or 22.34%, of the Common Stock were beneficially owned by all executive officers and directors of the Corporation as a group (10 persons). The amount owned by Mr. Stark includes 1,999 shares owned directly, 2,878 shares owned through an IRA, 2,752 shares owned through his wife's IRA, 535 shares owned through the Corporation's Employee Stock Purchase Plan, 3,575 shares owned by the Bank's Employee Stock Ownership Plan ("ESOP") which have been allocated to him and 26,171 shares which he has a right to purchase pursuant to the exercise of stock options under the Corporation's Stock Option and Incentive Plan (the "Stock Option Plan"), and the amount owned by all executive officers and directors as a group includes 182,082 shares which executive officers and directors as a group have a right to purchase pursuant to the exercise of stock options under the Corporation's Stock Option Plan and 15,203 shares owned by the Bank's ESOP which have been allocated to executive officers, but excludes 123,214 shares owned by the ESOP over which certain directors exercise partial voting and dispositive power as members of the ESOP Committee and 6,985 shares owned by the Bank's Profit Sharing Plan over which certain directors exercise shared voting and dispositive power as trustees of such plan.





PROPOSAL I -- ELECTION OF DIRECTORS

     The Corporation's Board of Directors is currently composed of seven members due to the unfortunate departure of Director Henry E. Tomasini, who passed away on December 5, 1995. Mr. Tomasini had been a member of the Board of Directors of the Corporation since its inception and served as Chief Executive Officer of the Bank from 1965 to 1984. The Boards of Directors of the Corporation and the Bank mourn the loss of Mr. Tomasini and appreciate his dedicated service over the years. The Corporation's Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three year period, with approximately one-third of the directors elected each year. The Board of Directors has nominated to serve as directors Victor L. DeCarli and Eugene W. Traverso, each of whom is currently a member of the Board, to serve for a three-year period.

     If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

     Unless otherwise specified on the proxy, it is intended that the persons named in the proxies solicited by the Board will be voted for the election of the named nominees. Directors shall be elected by a plurality of the votes cast at the Meeting, excluding any abstentions or broker non-votes.

     The following table sets forth the names of the Board of Directors' nominees for election as directors and of those directors who will continue to serve as such after the Meeting. Also set forth is certain other information with respect to each person's age, the expiration of his term as a director, and the number and percentage of shares of Common Stock beneficially owned. All such persons were initially appointed as directors in 1988 in connection with the incorporation and organization of the Corporation, with the exception of Eugene W. Traverso, who was appointed by the Board in December, 1991 in connection with the Board's decision to expand the Board. Each director of the Corporation is also a member of the Board of Directors of the Bank.

                                          Shares of
                                        Common Stock
                                           Beneficially
                     Age at                  Owned at
                    June 30,  Current Term   August 23,     Percent
Name                  1995     to Expire    1995(1)(2)     of Class


Board Nominees for Terms
 to Expire in 1997:

Victor L. DeCarli        77       1995       90,582         3.28%
Eugene W. Traverso       56       1995       11,483          .42

Directors Continuing
 in Office:

Alfred A. Alys           58       1996     115,606(3)       4.10
Raymond Nizibian, D.D.S. 65       1996      88,910          3.22
Donald P. Ramatici       67       1996       91,020         3.30
Herold Mahoney           81       1997       90,582         3.28
Martin A. Stinar         79       1997       57,616         2.09



[FN]
(1) Includes certain shares owned by businesses in which the director is an officer or major stockholder or by spouses, by immediate family members, or as a custodian or trustee for minor children, over which shares the named individual effectively exercises sole or shared voting and investment power, unless otherwise indicated. Also includes shares which directors have a right to purchase pursuant to stock options under the Stock Option Plan. Does not include 123,214 shares owned by the ESOP, over which shares the ESOP Committee, consisting of certain directors, exercises partial voting and investment power. In addition, does not include 6,985 shares owned by the Bank's Profit Sharing Plan, over which shares certain directors exercise voting and dispositive powers.

(2)  Includes 70,501, 8,494, 8,494, 8,494, 8,494, 8,494 and 8,494 shares which may be purchased upon the exercise of options by Messrs. Alys, Nizibian, Ramatici, Mahoney, Stinar, DeCarli and Traverso, respectively.

(3) Includes 6,388 shares held by the Corporation's ESOP which have been allocated to Mr. Alys.


     The principal occupation of each director of the Corporation for the last five years is set forth below.

     Victor L. DeCarli serves as Treasurer of the Corporation. He is the sole owner of Petaluma Butane Distributors, Inc., Petaluma, California, a company which distributes, installs, sells and services propane gas and propane gas appliances.

     Eugene W. Traverso is currently president of Traverso Gourmet Food and Liquors, Inc., a retail food company located in Santa Rosa, California. From 1982 until 1991, Mr. Traverso was President of the Sonoma County Division and First Vice President and Northern Regional Manager for Savings and Lending of Great America Bank.

     Alfred A. Alys is Executive Vice President and Chief Executive Officer of the Corporation. Mr. Alys joined the Bank in 1970 and served as Executive Vice President and Chief Executive Officer from July 1984 to October 1988. Since October 1988 he has served as President, Chief Executive Officer and Director of the Bank. Mr. Alys is Vice Chairman and Chairman of the Investment Committee of the Sonoma County Employee Retirement Association. He is a Director of the Sonoma County Open Space Authority and is active in various other charitable and civic organizations.

     Raymond Nizibian, D.D.S. is the owner of a general dental practice in Petaluma.

     Donald P. Ramatici serves as Vice President and Secretary of the Corporation. Mr. Ramatici is Chairman of the Board of Don Ramatici Insurance, Inc., an insurance brokerage located in Petaluma.

     Herold Mahoney is Chairman of the Board and President of the Corporation. Mr. Mahoney is the President and 50% owner of Royal Petroleum Co., Petaluma, California, an independent petroleum products company.

     Martin A. Stinar was a real estate broker until his retirement in 1981.

     Section 16(a) of the Exchange Act requires the Corporation's officers and directors, and persons owning more than 10% of the Corporation's Common Stock, to file periodic reports of ownership and changes in ownership with the Securities and Exchange Commission and to provide the Corporation with copies of such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Form 5 is required for those persons, the Corporation believes that all filing requirements applicable to its officers, directors and 10% beneficial owners were complied with during fiscal 1995.

Meetings and Committees of the Board of Directors

     The Board of Directors of the Corporation conducts its business through meetings of the Board. During the fiscal year ended June 30, 1995, the Board of Directors held 52 meetings. No director of the Corporation attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served during this period.

     The Corporation's full Board of Directors acts as a nominating committee for the annual selection of its nominees for election as directors. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Corporation's stockholders for nominees nor, subject to the procedural requirements set forth in the Corpora-

tion's Certificate of Incorporation and Bylaws, established any procedures for this purpose. The Board of Directors held one meeting during fiscal 1995 in its capacity as the nominating committee.

     The Corporation has standing Stock Option and ESOP committees, but has not established standing audit and compensation committees. Presently the functions of such audit and compensation committees are carried out by similar committees of the Bank's Board of Directors.

     The Bank's Audit Committee consists of Directors Nizibian (Chairman), Stinar and Traverso. This committee recommends an audit firm to the Board of Directors and meets with the outside auditors to discuss the results of the annual audit and any related matter. The Audit Committee also receives and reviews all the reports and findings prepared by the Bank's internal auditor regarding financial reporting policies and practices. The Audit Committee held five meetings during the fiscal year ended June 30, 1995.

     The Bank's Personnel Committee, composed of Directors Mahoney (Chairman), DeCarli and Stinar, meets periodically to review the performance of all of the Bank's officers and to determine compensation programs and adjustments. The Personnel Committee held one meeting during the fiscal year ended June 30, 1995.

     The Bank's Loan Committee, composed of Directors Ramatici (Chairman), Stinar and Traverso, meets weekly to review loans granted for the previous week and acts on loans requiring specific committee approval. The Loan Committee met 52 times during the fiscal year ended June 30, 1995.





Directors' Compensation

     Directors of the Corporation receive a monthly fee of $300. Members of the Board of Directors of the Bank receive a monthly fee of $1,500. Each director, except for Director Alys, is also paid a fee of $200 per month for service on committees of the Bank's Board irrespective of the number of committees on which he serves or the frequency of attendance at such committee meetings.





Executive Compensation

Report of the Personnel Committee

     General. The function of administering the Corporation's executive compensation policies is performed by the Personnel Committee of the Board of Directors of the Bank. The Personnel Committee consists of three outside directors of the Corporation. The Personnel Committee is responsible for reviewing the performance of the Chief Executive Officer and other officers and developing and making recommendations to the Board concerning compensation programs and awards. The Personnel Committee makes its recommendations on the basis of its annual review and evaluation of the performance of the officers and the consolidated financial condition and results of operations of the Corporation, as well as available information regarding the compensation of officers of comparable companies.

     Executive Compensation Program. The overall executive compensation program was developed with the objective of attracting and retaining qualified and motivated executives by recognizing and rewarding successful performance. It is the Personnel Committee's goal to align management compensation with the goals of the Corporation by implementing direct incentives to manage the business successfully from both a financial and operating perspective to enhance stockholder value. The program principally consists of (i) salaries,
(ii) an incentive compensation plan, (iii) a stock option and incentive plan,
(iv) an employee stock ownership plan and (v) a profit sharing plan. Total executive compensation is determined on the basis of the Personnel Committee's review and evaluation of the respective executive officers' performance and the Corporation's consolidated financial condition and results of operations, as well as available information regarding the compensation of comparable officers of comparable companies. It has been the Personnel Committee's policy to set base salaries at levels that are slightly below the average for the peer group, with incentive compensation designed to serve as a supplement. Annual awards under the incentive compensation plan are based upon the attainment of targeted levels of performance by the Bank, and individual awards are based on a percentage of eligible officers' salaries. While periodic awards under the stock option and incentive plan may be based on recognition of officers' past or future performance or other considerations, options generally are awarded as an incentive to maximize long-term stockholder value, typically with exercise prices equal to the market price of the Corporation's stock at the award date, and gains on options therefore generally dependent upon future appreciation in the stock's price. Under the profit sharing plan, which holds stock of the Corporation among its assets, the Bank's contributions are made for each employee participant in an amount up to $500 according to a percentage of his or her individual contributions.

     Compensation of the Chief Executive Officer. The Chief Executive Officer's base salary is determined on the basis of the Personnel Committee's review and evaluation of his performance and the Corporation's consolidated financial condition and results of operations, as well as available information regarding the compensation of chief executive officers of comparable companies. It has been the Personnel Committee's policy to set the base salary at a level that is slightly below the average for the peer group, with incentive compensation designed to serve as a supplement. Mr. Alys received non-incentive based stock options in lieu of a salary increase in fiscal 1993. See "Compensation Summary." In fiscal 1994 and 1995, Mr. Alys received a salary increase in accordance with past practices and to reflect changes in the peer group salary structure and the Corporation's performance. The Chief Executive Officer's award under the incentive compensation plan for fiscal 1994 was in proportion to his salary. Mr. Alys did not receive an award under the incentive compensation plan for fiscal 1995 in view of the Corporation's performance for the year.

                                   Personnel Committee
                                   Herold Mahoney, Chairman
                                   Martin A. Stinar
                                   Victor L. DeCarli


Compensation Summary

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the other executive officer of the Corporation whose salary and bonus for fiscal 1995 exceeded $100,000 for services rendered in all capacities to the Corporation and its subsidiaries.



                      Annual Compensation             Long Term Compensation

                   -------------------------------------------------------------
                                                       Awards           Payouts
                                                     -----------------  --------
                                            Other
                                            Annual    Restricted                     All
                                            Compen-     Stock    Options/  LTIP     Other
                   Year   Salary   Bonus    sation(1)  Awards($) SARs(#) Payouts Compensation
--------------------------------------------------------------------------------

Alfred A. Alys     1995  $210,000  $  ---   $21,600(2)  $  ---    ---     $ ---   $48,196(4)
 Chief Executive   1994  $200,000  $14,944  $18,600(2)  $  ---    ---     $ ---   $43,666(4)
 Officer and       1993  $155,000  $27,249  $15,600(2)  $  ---  9,138(3)  $ ---   $39,574(4)
 Executive
  Vice President

Granville I. Stark 1995  $105,000  $  ---   $  ---      $  ---    ---     $ ---   $  500(6)
 Senior Vice       1994  $100,000  $ 5,597  $  ---      $  ---    ---     $  ---  $  500(6)
 President         1993  $ 93,494  $11,203  $  ---      $  ---  2,379(5)  $  ---  $  500(6)

_________________
[FN]
(1) Does not include personal benefits which in the aggregate do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of the named executive officers.

(2) Consists of director's fees of $1,500 per month paid by the Bank and director's fees of $300 per month paid by the Corporation since January 1, 1994. For the first six months of fiscal 1994, and for fiscal 1993, directors of the Bank were paid a fee of $1,300 per month and directors of the Corporation were not paid any fee for service on the Board.

(3) Consists of options granted on July 17, 1992 to purchase 3,004 shares for $3.99 per share (the fair market value of the Common Stock on that date was $10.25 per share, as adjusted for subsequent stock dividends) and options granted on June 30, 1993 to purchase 6,134 shares for $11.55 per share (the fair market value of the Common Stock on that date). For these purposes, the fair market value per share of Common Stock is assumed to be equal to the closing price on the respective dates as reported on the American Stock Exchange. All options were immediately vested and exercisable and have ten year terms.

(4) Consists of matching contributions under the Corporation's 401(k) Plan of $500, $500 and $500 for fiscal 1995, 1994 and 1993, respectively, and contributions under the Corporation's Deferred Compensation Plan of $47,696, $43,166 and $39,074 for fiscal 1995, 1994 and 1993, respectively.

(5) Consists of options granted on June 30, 1993 to purchase 2,379 shares for $11.55 per share (the market value of the Common Stock on that date, as adjusted for subsequent stock dividends). For this purpose, the fair market value per share of Common Stock is assumed to be equal to the closing price on that date as reported on the American Stock Exchange. All options were immediately vested and exercisable and have ten year terms.

(6) Consists of matching contributions under the Corporation's 401(k) Plan of $500, $500 and $500 for fiscal 1995, 1994 and 1993, respectively.




Option Grants, Exercises and Fiscal Year-End Value Table

     No stock options were granted by the Corporation during fiscal 1995. The following table sets forth information concerning exercises of stock options by the Chief Executive Officer and the other executive officer named in the Compensation Summary table above during the last fiscal year, as well as the value of the stock options held by such persons at the end of the fiscal year.

                                                         Value of
                                       Number of        Unexercised
                                      Unexercised      In-the-Money
                    Shares              Options          Options
                   Acquired          ------------------ -------------------
                      on      Value     At FY-End(#)    At FY-End($)
                   Exercise  Realized   Exerciseable/   Exerciseable/
Name                  #        $       Unexerciseable  Unexerciseable(1)
---------------------------------------------------------------------
Alfred A. Alys       ---      $  ---     70,501/---      $676,967/---
Granville I. Stark   ---      $  ---     26,171/---      $250,529/---

_____________________

[FN]
(1) Based on the aggregate fair market value of the shares of Common Stock underlying the options at June 30, 1995 less the aggregate exercise price. For purposes of this calculation, the fair market value per share of Common Stock at fiscal year-end is assumed to be equal to the closing price on that date as reported on the American Stock Exchange.



Salary Continuation Agreement

     In June 1986, the Bank entered into an executive salary continuation agreement with its Chief Executive Officer, Alfred A. Alys. Under the agreement, Mr. Alys will receive $75,000 annually for a period of ten years, payable monthly beginning on the first day of the month following his retirement at age 62 or such later date as may be agreed upon. During such ten-year period, Mr. Alys must be available to serve in a consulting capacity. If Mr. Alys dies before the ten year period terminates (including his death before payments commence), his beneficiaries shall receive the then unpaid annual payments as they become payable. Mr. Alys is fully vested in the right to receive the annual payments provided by the agreement, if his employment is terminated in accordance with the terms thereof. The agreement also provides for a lump sum payment to be made to Mr. Alys, pursuant to a schedule contained in the agreement, should he become disabled prior to his retirement. Such lump sum payment would have been $21,498 after the first year of service under the agreement, and will increase to $472,945 after the twelfth year of service. This agreement has been funded by purchase of a key man universal life insurance policy, naming the Bank as the beneficiary, which had a current value of $718,240 and a cash net surrender value of approximately $702,240 at June 30, 1995.


Employment Agreements

     The Corporation and Bank have entered into separate employment agreements (the "Employment Agreements") with Alfred A. Alys, Executive Vice President and Chief Executive Officer of the Corporation and President and Chief Executive Officer of the Bank.

     The Employment Agreements became effective on December 15, 1993, and have terms of three years. On each anniversary date from the date of commencement of the Employment Agreements, the term of employment may be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of Mr. Alys has met the required standards and that such Employment Agreement should be extended. The Employment Agreements provide for inclusion of Mr. Alys in any discretionary bonus plans, retirement and medical plans, customary fringe benefits and vacation and sick leave. The Bank's Employment Agreement provides for payment of an annual base salary to Mr. Alys in the amount of $200,000, and provides Mr. Alys with a salary review by the Board of Directors not less often than annually. Rather than providing a base salary, the Corporation's Employment Agreement guarantees the performance of the Bank's obligations under its Employment Agreement.

     Each Employment Agreement will terminate upon Mr. Alys' death or disability, and is terminable by the Corporation or Bank with or without "just cause" (as defined in the Employment Agreement). If Mr. Alys is terminated without "just cause," he shall be entitled to salary and benefits up to the date of the termination of the term of the Employment Agreement (plus any renewal term) plus salary for an additional 12-month period, not to exceed three years. In the event of termination for "just cause," Mr. Alys will not be entitled to any salary or benefits for any period after such termination. If an Employment Agreement is terminated due to Mr. Alys' "disability" (as defined in the Employment Agreements), Mr. Alys will be entitled to a continuation of his compensation and benefits through the date on which such disability is established and the Employment Agreement is terminated. Mr. Alys is able to voluntarily terminate his Employment Agreement by providing 60 days' written notice to the Board of Directors of the Bank or the Corporation, in which case Mr. Alys is entitled to receive only his compensation and benefits up to the date of the termination.

     Each Employment Agreement contains provisions stating that in the event of Mr. Alys' involuntary termination of employment in connection with, or within one year after, any change in control of the Bank or the Corporation, other than for "just cause," Mr. Alys will be paid within ten days of such termination an amount equal to 2.99 times his "base amount," as defined in
Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). In no event, however, may Mr. Alys' parachute payment exceed the difference between 2.99 times his "base amount," as defined in Section 280G(b)(3) of the Code and the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that Mr. Alys receives on account of the change in control. "Control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank's or Corporation's voting stock, the control of the election of a majority of the Bank's or the Corporation's directors or the exercise of a controlling influence over the management or policies of the Bank or the Corporation. In addition, under the Employment Agreements, a change in control occurs when, during any consecutive two-year period, directors of the Corporation or the Bank at the beginning of such period cease to constitute two-thirds of the Board of Directors of the Corporation or the Bank, unless the election of replacement directors was approved by a two-thirds vote of the directors then in office or when the Corporation or Bank enter into a merger or consolidation without another company, sell all or substantially all of their assets or liquidate or dissolve. Each Employment Agreement also provides for a similar lump sum payment to be made in the event of Mr. Alys' voluntary termination of employment within one year following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by Mr. Alys, including (i) requiring Mr. Alys to move his personal residence or perform his principal executive functions more than 35 miles from the Bank's current primary office, (ii) materially reducing Mr. Alys' base compensation as then in effect, (iii) failing to maintain existing employee benefit plans, including material vacation, fringe benefits, stock option and retirement plans, (iv) assigning duties and responsibilities to Mr. Alys which are materially different than those normally associated with his position with the Corporation or the Bank and (v) materially diminishing Mr. Alys' authority and responsibility. The aggregate payments that would be made to Mr. Alys assuming his termination of employment under the foregoing circumstances at June 30, 1995 would have been approximately $627,900. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Corporation.


Change in Control Agreement

     The Bank has entered into a change in control agreement (the "Change in Control Agreement") with Granville I. Stark, Senior Vice President. Under the terms of the Change in Control Agreement, if Mr. Stark's employment with the Bank is terminated without "just cause" (as defined in the Change in Control Agreement) in connection with or within 24 months following a change in control of the Corporation or the Bank, he will be entitled to a lump sum payment equal to 2.50 times his "base amount" as defined in Section 280G(b)(3) of the Code, plus the cost of obtaining like health benefits; provided, however, that in no event may such payment exceed 2.99 times Mr. Stark's base amount.

     "Control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank's or Corporation's voting stock, the control of the election of a majority of the Bank's or the Corporation's directors or the exercise of a controlling influence over the management or policies of the Bank or the Corporation. In addition, under the Change in Control Agreement, a change in control occurs when, during any consecutive two-year period, directors of the Corporation or the Bank at the beginning of such period cease to constitute two-thirds of the Board of Directors of the Corporation or the Bank, unless the election of replacement directors was approved by a two-thirds vote of the directors then in office. The Change in Control Agreement also provides for a similar lump sum payment to be made in the event of Mr. Stark's voluntary termination of employment within 24 months following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by Mr. Stark, including (i) requiring Mr. Stark to move his personal residence or perform his principal executive functions more than 35 miles from his primary office, (ii) materially reducing Mr. Stark's base compensation, perquisites or benefits as then in effect, (iii) assigning duties and responsibilities to Mr. Stark which are materially different than those normally associated with his position with the Corporation or the Bank and (iv) materially diminishing Mr. Stark's authority or responsibility. The aggregate payments that would be made to Mr. Stark assuming his termination of employment under the foregoing circumstances at June 30, 1995 would have been approximately $313,950. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Corporation.

Comparative Stock Performance Graph

     The following graph shows the cumulative total return on the Common
Stock of the Corporation since June 30, 1990, compared with the cumulative total return of the American Stock Exchange Market Value Index and an industry peer group index (see the explanation following the table) over the same period. Cumulative total return on the Common Stock and each index equals the total increase in value since that date assuming reinvestment of all dividends paid. The graph was prepared assuming that $100 was invested on June 30, 1990 in the Common Stock or in each index. The stockholder return shown on the graph below is not necessarily indicative of future performance.

                     FIVE-YEAR CUMULATIVE TOTAL RETURN
                NORTHBAY FINANCIAL CORPORATION, AMEX MARKET
                       VALUE INDEX AND PEER GROUP(1)


     The stock performance graph displays a line graph for each of the Corporation, the AMEX Market Value Index and the Corporation's peer group, with cumulative total returns plotted as follows on the dates indicated:


                     AMEX Index       Peer Group        Northbay
June 30, 1990           $100            $100              $100
June 30, 1991             99              79               162
June 30, 1992            105             122               195
June 30, 1993            120             177               204
June 30, 1994            117             242               288
June 30, 1995            138             259               267

____________
[FN]
(1) Consists of publicly traded federal savings associations (Standard Industrial Classification No. 6035) with capitalization between $20 million and $70 million.




Transactions with Management

Sale/Leaseback of Office Buildings

     In December 1985, the Bank sold three of its office buildings to directors of the Bank at pre-tax gains. The Bank sold its main office building to Director DeCarli and members of his immediate family for $1,487,500, the Healdsburg branch office building to Director Mahoney and his wife for $608,800, and the Rohnert Park branch office building to Director Ramatici and his wife for $959,500. Concurrently therewith, the Bank entered into long-term agreements to lease back these premises. The sale/leaseback of the office buildings was approved by the Bank's Board of Directors with each of the involved directors abstaining from voting. The Bank did not provide financing to the directors for the transaction. In the opinion of management, the terms of each of the sales and the leases were at least as favorable to the Bank as those available from unrelated third parties. In addition, each of the transactions was approved in advance by the Federal Home Loan Bank of San Francisco.

     The lease with Director DeCarli and immediate family members on the main office building had an original term of one year expiring on December 23, 1986 and contained an option to extend the original term for a period of 25 years and two additional consecutive terms of five years each. The lease has been extended for the 25 year term. The initial monthly rental under this lease was $11,466 and is to be increased based on the Consumer Price Index for the San Francisco-Oakland area at a maximum of 6% per year. The lease also provides that the Bank shall pay all costs and expenses of owning and operating the premises, including real estate taxes, maintenance costs and public liability insurance. The aggregate amount paid under the lease during fiscal 1995 was $188,124.

     The lease with Director Mahoney on the Healdsburg branch office building has an original term of 25 years expiring on December 23, 2010 and contains an option to extend the original term for two additional consecutive terms of five years each. The initial monthly rental under this lease was $4,693 and is to be increased based on the Consumer Price Index for the San Francisco-Oakland area at a maximum of 6% per year. The lease also provides that the Bank shall pay all costs and expenses of owning and operating the premises, including real estate taxes, maintenance costs and public liability insurance. The aggregate amount paid under the lease during fiscal 1995 was $76,995.

     The lease with Director Ramatici on the Rohnert Park branch office building has an original term of 25 years expiring on December 23, 2010 and contains an option to extend the original term for two additional consecutive terms of five years each. The initial monthly rental under this lease was $7,399 and is to be increased based on the Consumer Price Index for the San Francisco-Oakland area at a maximum of 6% per year. The lease also provides that the Bank shall pay all costs and expenses of owning and operating the premises, including real estate taxes, maintenance costs and public liability insurance. The aggregate amount paid under the lease during fiscal 1995 was $121,399.

Don Ramatici Insurance, Inc.

     The Bank has obtained all of its insurance coverage (i.e., directors' and officers' liability coverage, fidelity bonds, hazard and auto coverage) from Don Ramatici Insurance Inc., which was previously owned by Director Ramatici and is currently owned by two of his sons. Furthermore, in April 1986, Northbay Service Corporation ("NSC"), a wholly-owned subsidiary of the Bank, entered into an agreement with this company to jointly administer NSC's insurance solicitation business. Upon NSC's dissolution, this agreement was transferred to Sonoma Service Company, a wholly-owned subsidiary of the Bank. During fiscal 1989, this agreement was terminated because of the difficulty in obtaining underwriting of insurance in the State of California. During the fiscal year ended June 30, 1995, the Bank paid total insurance premiums of $113,064 to this company. In the opinion of management, the terms of these transactions were at least as favorable to the Bank as those available from unrelated third parties.


Loans to Officers, Directors and Employees

     In the past, the Bank maintained a policy of offering interest rate and fee concessions on real estate, consumer and commercial loans to its officers, directors and employees. As a result of the passage in August 1989 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, however, the Bank is no longer permitted to offer preferential terms on loans to executive officers and directors. The Bank therefore offers interest rate and fee concessions only to its non-executive employees. All loans to directors and executive officers are currently made in the ordinary course of business on substantially the same terms as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or contain other unfavorable features.

     Set forth below is certain information relating to loans made to executive officers and directors of the Corporation whose terms include interest rate or fee concessions and whose total aggregate loan balances exceeded $60,000 at any time during the fiscal year ended June 30, 1995.



                                                        Highest
                                                Unpaid    Unpaid
                                                Balance  Balance at
                            Date of  Original  in Fiscal  June 30,   Note  Current
Borrower             Type     Loan    Balance     1995      1995     Rate     Rate
--------------------------------------------------------------------------------------------


Alfred A. Alys    Home Loan 10-28-83  $140,000  $118,492  $114,708   9.92%   5.68%
Chief Executive
 Officer

Granville Stark   Home Loan 10-16-86   182,400   163,523   159,360   7.33    5.68
 Senior Vice      Home Loan  7-26-89    50,000    34,133    31,552   8.86    5.80
 President

Greg Jahn         Home Loan  6-13-88   110,000   101,349    99,261   7.57    5.63
  Vice President

Raymond Nizibian  Home Loan  8-02-89   300,000   226,006   221,283   8.34    5.80
  Director



Compensation Committee Interlocks and Insider Participation

    The Bank's Personnel Committee consists of Directors Mahoney, DeCarli and Stinar. Former Director Henry E. Tomasini served as Chairman of the Personnel Committee until December 5, 1994. The Committee meets periodically to evaluate the compensation and fringe benefits of the directors, officers and employees and to recommend changes and to monitor and evaluate employee performance. Mr. Tomasini previously served as Chief Executive Officer of the Bank from May 1965 to June 1989.



PROPOSAL II - RATIFICATION OF APPOINTMENT OF AUDITORS

     KPMG Peat Marwick LLP was the Corporation's and the Bank's independent certified public accountant for the 1995 fiscal year. The Board of Directors presently intends to renew the Corporation's arrangement with KPMG Peat Marwick LLP to be its independent certified public accountant for the 1996 fiscal year, subject to ratification by the Corporation's stockholders. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting to respond to appropriate questions and to make a statement, if so desired.

      The appointment of the auditors must be ratified by a majority of the votes cast by the stockholders of the Corporation at the Meeting. The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of auditors.

OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.


MISCELLANEOUS

     The cost of soliciting proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Corporation may solicit proxies personally or by telegraph or telephone without additional compensation.

     The Corporation's Annual Report to Stockholders, including financial statements, is being mailed to all stockholders of record as of the close of business on August 23, 1995. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Corporation. Such Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's executive office at 1360 Redwood Way, Petaluma, California 94954, no later than May 22, 1996. Any such proposals shall be subject to the requirements of the proxy rules adopted under Exchange Act.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ Donald P. Ramatici

                                      DONALD P. RAMATICI
                                      SECRETARY
Petaluma, California
September 19, 1995





FORM 10-K


A COPY OF THE CORPORATION'S FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, NORTHBAY FINANCIAL CORPORATION, 1360 REDWOOD WAY, PETALUMA, CALIFORNIA 94954.

                                 REVOCABLE PROXY
                          NORTHBAY FINANCIAL CORPORATION
                               PETALUMA, CALIFORNIA




ANNUAL MEETING OF STOCKHOLDERS
October 18, 1995


     The undersigned hereby appoints Alfred A. Alys, Herold Mahoney, Raymond Nizibian, D.D.S., Donald P. Ramatici and Martin A. Stinar, with full powers of substitution, to act as proxies for the undersigned, to vote all shares of Common Stock of Northbay Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at the Petaluma Plaza North Office of Northbay Savings Bank, 311 North McDowell Boulevard, Petaluma, California, on Wednesday, October 18, 1995 at 2:00 p.m., local time, and at any and all adjournments thereof, as follows:

                                                                 VOTE
                                                    FOR        WITHHELD

 1.   The election as directors of all
      nominees listed below (except as
      marked to the contrary below).                _____        _____

            Victor L. DeCarli
            Eugene W. Traverso

      INSTRUCTION: To withhold your vote for any individual nominee, insert that nominee's name on the line provided below.


                                           FOR    AGAINST    ABSTAIN

 2.   The approval of the appointment
      of KPMG Peat Marwick LLP as          _____    _____     _____
      auditors for the fiscal year
      ending June 30, 1996.

The Board of Directors recommends a vote "FOR" each of the listed propositions.




THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE HOLDERS THEREOF TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE 1995 ANNUAL MEETING.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Corporation at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

 The undersigned acknowledges receipt from the Corporation prior to the execution of this proxy of notice of the Meeting, a proxy statement dated September 19, 1995 and an annual report.

Dated: ________________, 1995



PRINT NAME OF STOCKHOLDER              PRINT NAME OF STOCKHOLDER



SIGNATURE OF STOCKHOLDER               SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.






PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.